Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph Jr.	Michael A. Hajost
+1 610-208-3892	+1 610-208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY NAMES TONY R. THENE TO SERVE AS PRESIDENT AND CEO

WYOMISSING, Pa. – June 2, 2015 – Carpenter Technology Corporation (NYSE: CRS) today announced that its Board of Directors has appointed Tony R. Thene as Carpenter’s President, Chief Executive Officer (CEO) and member of the Board of Directors, effective July 1, 2015. Thene succeeds Gregory A. Pratt who will remain on the Board of Directors with additional responsibilities as interim Executive Chairman of the Board.  Thene currently serves as Senior Vice President and Chief Financial Officer of Carpenter Technology Corporation, where he has served since January 31, 2013.

“On behalf of the Carpenter Technology Board of Directors, I am delighted to congratulate Tony as Carpenter’s next President and CEO,” said Chairman Pratt.  “After an exhaustive and far-reaching search process, the Board unanimously concluded that Tony is the candidate best suited to taking the Company to its next level of growth and profitability.  He brings to Carpenter an outstanding record of accomplishment not only in his tenure here, but also during his time in both operating and financial roles at his previous companies.  Tony has provided excellent leadership in our efforts to return Carpenter to previous profit levels.  His involvement and commitment has resulted in recent improvements, and his continued oversight will ensure we meet the aggressive targets we have established.  We are optimistic about Carpenter’s future prospects under Tony’s leadership and look forward to working closely with him.”

Tony Thene said, “I am honored to be selected to lead Carpenter Technology Corp. and enthusiastic about the opportunities ahead for accelerating the company’s growth.  I look forward to working with the Board of Directors, Carpenter’s employees, our shareholders, and Carpenter’s customers around the world to capitalize on the Company’s enormous potential and extend its proud record of achievement and success.”

In his role as interim Executive Chair, Pratt will be responsible for developing the overall corporate strategy, and in conjunction with the President and Chief Executive Officer, providing leadership and building consensus in the development of Carpenter’s overall strategic plan, capital markets activities and corporate development initiatives within the context of the corporate strategy.  “Serving Carpenter for the second time as President and CEO over the past few months has been a great pleasure and a highlight of my career.  I again would like to thank the Board, management team, and our employees around the world for their hard work and support.  Their efforts have been critical to our many accomplishments and in setting the stage for even greater future success.  I look forward to assisting Tony and to ensure that we continue to build on our current momentum while effecting a smooth leadership transition.”

Tim Lain, who joined Carpenter in June, 2007 and is currently Carpenter’s Vice President—Controller and Chief Accounting Officer, will serve as acting Chief Financial Officer while a search is underway. Lain has had progressively responsible roles in Carpenter’s financial organization since joining the Company, and he has prior experience as the Audit Director for McGladrey & Pullen.  He has a Bachelor’s in Accounting from the Fox School of Business and Management at Temple University.

About Tony R. Thene

Tony R. Thene, 54, currently serves as Senior Vice President & Chief Financial Officer for Carpenter Technology Corporation.  Thene joined Carpenter after 23 years with Alcoa Inc., where he most recently served as the Chief Financial Officer for Alcoa’s  Engineered Products and Solutions (EPS) business.  He was Vice President & Controller for Alcoa and was responsible for all corporate and business technical accounting matters, including financial controls and all Securities Exchange Commission filings.  He earned his undergraduate degree in Accounting from Indiana State University, Evansville, and his MBA from Case Western Reserve University, Cleveland, Ohio.  He is also a Certified Public Accountant.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, alloy steels and tool steels. Information about Carpenter can be found at http://www.cartech.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and other factors that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2014, Form 10-Q for the quarters ended September 30, 2014, December 31, 2014, and March 31, 2015, and the exhibits attached to those filings.  They include, but are not limited to, statements regarding growth, profitability, revenues, strategic goals, mix costs, and targeted financial performance.  Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations.  The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Carpenter undertakes no obligation to update or revise any forward-looking statements.